Exhibit 4.38

Dated 12 July 2016

POLYARISTI NAVIGATION CO.

EFPLOIAS SHIPPING CO. and

AMORITA DEVELOPMENT INC.

as joint and several Borrowers

and

BOX SHIPS INC.

as Corporate Guarantor

and

ROSETTA NAVIGATION CORP. LIMITED

TRITON SHIPPING LIMITED

as Collateral Owners

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

and

ABN AMRO BANK N.V.

as Agent, Underwriter and Security Trustee

and

ABN AMRO BANK N.V. and

HSH NORDBANK AG

as Swap Banks

THIRD SUPPLEMENTAL AGREEMENT

relating to a loan facility of

(originally) up to US$100,000,000

Index

Clause		Page

1	Interpretation	3
2	Agreement of the Creditor Parties	4
3	Conditions Precedent	4
4	Representations and Warranties	4
5	Amendment of Loan Agreement, Corporate Guarantee, Master Agreements and other Finance Documents	4
6	Further Assurances	17
7	Fees and Expenses	18
8	Notices	18
9	Supplemental	19
10	Law and Jurisdiction	19
Schedule 1 Lenders		20
Schedule 2 Conditions Precedent Documents		21
Schedule 3 Form of Deed of Release		22

2

THIS THIRD SUPPLEMENTAL AGREEMENT is made on 12 July 2016

BETWEEN

(1)	POLYARISTI NAVIGATION CO., EFPLOIAS SHIPPING CO. and AMORITA DEVELOPMENT INC., each a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (each a "Borrower" and, together, the "Borrowers");

(2)	BOX SHIPS INC., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as Corporate Guarantor;

(3)	ROSETTA NAVIGATION CORP. LIMITED and TRITON SHIPPING LIMITED, each a company incorporated in Hong Kong whose registered office is at Unit 305-7, 3/F., Laford Centre, 838 Lai Chi Kok Road, Cheung Sha Wan, Kowloon, Hong Kong as Collateral Owners;

(4)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(5)	ABN AMRO BANK N.V. acting through its office at 93 Coolsingel, 3012 AE, Rotterdam, The Netherlands, as First Swap Bank, and Underwriter;

(6)	ABN AMRO BANK N.V. acting through its office at Daalsesingel 71, 3511 SW Utrecht, The Netherlands, as Agent, and Security Trustee and

(7)	HSH NORDBANK AG acting through its offices at Martensdamm 6, D-24103 Kiel and Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Federal Republic of Germany as Second Swap Bank.

BACKGROUND

(A)	By a loan agreement dated 6 May 2011 (as amended and restated by two amending and restating agreements dated respectively 9 August 2012 and 9 August 2013 and as further amended and supplemented by a supplemental agreement dated 25 November 2014, a supplemental and release agreement dated 25 June 2015 and four supplemental letters dated 6 May 2016, 20 May 2016, 13 June 2016 and 12 July 2016 respectively, the "Loan Agreement") and made between (i) the Borrowers as joint and several borrowers, (ii) the Lenders, (iii) ABN AMRO Bank N.V. as Agent, First Swap Bank, Underwriter and Security Trustee and (iv) HSH Nordbank AG as Second Swap Bank, the Lenders have available to the Borrowers a loan facility in an amount of (originally) up to US$100,000,000, of which an amount of US$63,425,000 is outstanding by way of principal on the date hereof.

(B)	By an agency and trust deed (as amended and supplemented from time to time, the "Agency and Trust Deed") entered into pursuant to the Loan Agreement, it was agreed that the Security Trustee would hold the Trust Property on trust for the Lenders and the First Swap Bank.

(C)	By a master agreement (as amended and supplemented from time to time, the "First Master Agreement") (on the 2002 ISDA Master Agreement form together with the schedule attached thereto (as amended)) dated as of 6 May 2011 and made between (i) the Borrowers and (ii) the First Swap Bank, it was agreed that the First Swap Bank would enter into Designated Transactions with the Borrowers from time to time.

(D)	By a master agreement (as amended and supplemented from time to time, the "Second Master Agreement") (on the 2002 ISDA Master Agreement form together with the schedule attached thereto (as amended)) dated as of 9 August 2012 and made between (i) the Borrowers and (ii) the Second Swap Bank, it was agreed that the Second Swap Bank would enter into Designated Transactions with the Borrowers from time to time.

(E)	By a corporate guarantee dated 6 May 2011 (as amended, restated and/or supplemented from time to time, the "Corporate Guarantee") and made between (i) the Corporate Guarantor and (ii) the Security Trustee, the Corporate Guarantor has guaranteed the obligations of the Borrowers under the Loan Agreement and the Master Agreements.

(F)	The Borrowers, the Collateral Owners and the Corporate Guarantor have requested that the Creditor Parties agree to:

(i)	amend the repayment schedule set out in clause 8.1 of the Loan Agreement in the manner described in this Agreement (the "Repayment Schedule Amendment");

(ii)	waive the application of the financial covenants set out in clause 12.3 of the Corporate Guarantee during the quarters of the Financial Year of the Corporate Guarantor ending on 31 March 2016 and on 30 June 2016 ("Financial Covenants Waiver");

(iii)	waive the application of certain financial covenants set out in clause 12.3 of the Corporate Guarantee and amend the negative undertaking set out in clause 12.2(d) of the Corporate Guarantee (the "Corporate Guarantee Amendments");

(iv)	amend the application of the security cover requirements set out in clause 15.1 of the Loan Agreement in the manner described in this Agreement (the "Security Cover Amendment");

(v)	waive the application of the Fleet Vessels' employment requirements under clause 11.20 of the Loan Agreement and clause 11.15 of the Corporate Guarantee (the "Employment Amendment"); and

(vi)	waive the application of the Event of Default set out in clause 19.1(n) of the Loan Agreement and amend the application of the Event of Default set out in clause 19.1(l) of the Loan Agreement (the "Event of Default Amendments" and, together with the Repayment Schedule Amendment, the Financial Covenants Waiver, the Corporate Guarantee Amendments, the Security Cover Amendment and the Employment Amendment, the "Request").

(G)	The Creditor Parties' consent to the Request is subject to (inter alia) the following conditions:

(i)	the increase of the Margin to 3.75 per cent. per annum;

(ii)	the introduction of a cash sweep mechanism in respect of the excess earnings of the Ships in the manner set out in this Agreement;

(iii)	the increase of the minimum liquidity amount required to be maintained by each Borrower in its Operating Account pursuant to clause 11.19 of the Loan Agreement from $250,000 to $500,000 (the "Increased Minimum Liquidity Amount");

(iv)	payment by the Borrowers of a non-refundable amendment fee in the amount of $75,000 (the "Amendment Fee"), of which $37,500 shall be payable on or prior to the Effective Date and the remainder on the Final Repayment Date; and

(v)	no payment of dividends or making of any other form of distribution by the Borrowers and the Corporate Guarantor shall be permitted at any time during Security Period.

(H)	This Agreement sets out the terms and conditions on which the Creditor Parties agree, with effect on and from the Effective Date, to:

2

(i)	the Request; and

(ii)	the consequential amendment of the Loan Agreement, the Corporate Guarantee, the other Finance Documents and each Master Agreement in connection with the Request.

IT IS AGREED as follows:

1	Interpretation

1.1	Defined expressions

Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions

In this Agreement, unless the contrary intention appears:

"Amendment Fee" means the amendment fee referred to in Recital (G)(iv);

"Amendment Fee Letter" means the letter addressed by the Agent to the Borrowers setting out the Amendment Fee;

"Corporate Guarantee" means the guarantee (as amended, restated and/or supplemented from time to time) as referred to in Recital (E);

"Effective Date" means the date on which the Agent notifies the Borrowers and the Creditor Parties that the conditions precedent in Clause 3 have been fulfilled;

"Existing Loan Agreement" means a loan agreement dated 27 June 2012 (as the same may be supplemented and/or amended from time to time) and made between (i) the Collateral Owners as joint and several borrowers, (ii) the banks and financial institutions listed in Schedule 1 thereto as lenders and (iii) ABN AMRO Bank N.V. as agent, underwriter, swap bank and security trustee in respect of a loan facility of (originally) $25,000,000;

"Existing Master Agreement" has the meaning given to the term "Master Agreement" in the Existing Loan Agreement;

"Final Repayment Date" means 6 May 2017;

"Loan Agreement" means the loan agreement (as amended, restated and/or supplemented from time to time) as referred to in Recital (A);

"Master Agreements" means, together, the First Master Agreement and the Second Master Agreement as referred to in Recitals (C) and (D) and , in the singular, means either of them; and

"Mortgage Addendum" means, in relation to each Ship, the fourth addendum to the Mortgage on that Ship in the Agreed Form and, in the plural, means all of them.

1.3	Application of construction and interpretation provisions of Loan Agreement

Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Agreement.

3

2	Agreement of the Creditor Parties

2.1	Agreement of the Creditor Parties

The Creditor Parties agree, subject to and upon the terms and conditions of this Agreement, to:

(a)	the Request; and

(b)	the consequential amendment of the Loan Agreement, the Corporate Guarantee, the other Finance Documents and the Master Agreements as set out in Clause 5.

2.2	Effective Date

The agreement of the Creditor Parties contained in Clause 2.1 shall have effect on and from the Effective Date.

3	Conditions Precedent

3.1	General

The agreement of the parties to this Agreement contained in Clause 2.1 is subject to the fulfilment of the conditions precedent in Clause 3.2.

3.2	Conditions precedent

The conditions referred to in Clauses 2.1 and 3.1 are that the Agent shall have received the documents and evidence referred to in Schedule 2 in all respects in form and substance satisfactory to the Agent and its lawyers on or before the date of this Agreement or such later date as the Agent may agree with the Creditor Parties and the Borrowers.

4	Representations and Warranties

4.1	Repetition of Loan Agreement representations and warranties

Each Borrower represents and warrants to the Agent that the representations and warranties in clause 10 of the Loan Agreement, as amended by this Agreement and updated with appropriate modifications to refer to this Agreement and, where appropriate, the Mortgage Addenda, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

4.2	Repetition of Corporate Guarantee and Collateral Guarantee representations and warranties

The Corporate Guarantor and each Collateral Owner represents and warrants to the Lender that the representations and warranties in clause 10 of the Corporate Guarantee and clause 10 of the relevant Collateral Guarantee respectively, as amended by this Agreement and updated with appropriate modifications to refer to this Agreement and, where appropriate, the Mortgage Addenda, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

5	Amendment of Loan Agreement, Corporate Guarantee, Master Agreements and other Finance Documents

5.1	Specific Amendments to Loan Agreement

(a)	With effect on and from the Effective Date the Loan Agreement shall be, and shall be deemed by this Agreement to be, amended as follows:

4

(i)	the following definitions shall be included in clause 1.1 of the Loan Agreement in the requisite alphabetical order:

"Agreed Budget" means each of the quarterly budgets provided by the Corporate Guarantor to the Agent pursuant to Clause on 11.6(c);

"Amendment Fee Letter" the letter addressed by the Agent to the Borrowers setting out the amendment fee referred to in paragraph (d) of Clause 20.1;

"Charter Expiration Date" has the meaning given in Clause 11.24;

"Collateral Ship MOA" means a memorandum of agreement and includes any addenda or supplemental agreements applicable thereto made between a Collateral Owner and the buyer of its Collateral Ship in respect of the sale of that Collateral Ship on such terms in all respects acceptable to the Existing Lenders;

"Collateral Ship Net Proceeds" means, in respect of a Collateral Ship, the gross proceeds of the sale or, as the case may be, scrapping of that Collateral Ship less any commissions payable by the Collateral Owner owning that Collateral Ship in accordance with the terms of the relevant Collateral Ship MOA;

"Commission Fees" means, in relation to the Ships, the aggregate commission fees payable by the Borrowers to Seacommercial pursuant to clauses 7.01 and 7.02 of the S&P and Charter Brokerage Services Agreements;

"Delivery Date" means, in respect of the second Collateral Ship to be sold pursuant to the terms of the Third Supplemental Agreement, the date on which title to and possession of that Collateral Ship is transferred from the relevant Collateral Owner to the relevant buyer;

"Deed of Release" means the deed of release in the form set out in Schedule 3;

"Existing Collateral Charter" means, in respect of each Collateral Ship, a time charter as evidenced by a recapitulation email dated 2 June 2015 made between the Collateral Owner owning that Ship and the Existing Collateral Charterer;

"Existing Collateral Charterer" means Mediterranean Shipping Company S.A., a company incorporated in Switzerland whose registered office is at 12-14 Chemin Rieu, 1208 Geneva, Switzerland;

"Existing Creditor Party" has the meaning given to the term "Creditor Party" in the Existing Loan Agreement;

"Existing Finance Documents" has the meaning given to the term "Finance Documents" in the Existing Loan Agreement;

"Existing Lender" means a bank or financial institution listed in Schedule 1 of the Existing Loan Agreement or its transferee, successor or assign and, in the plural, means all of them;

"Existing Loan" means the principal amount for the time being outstanding under the Existing Loan Agreement;

"Final Sale Date" means 6 February 2017;

"Final Repayment Date" means 6 May 2017;

"Fixed Management Fee" has the meaning given in Clause 11.22;

5

"Management Agreement" means, in relation to each Ship, the management agreement (as amended and restated on 2 January 2015 and as further amended and supplemented by an addendum No. 1 thereto dated 22 June 2016) made between the Borrower owning that Ship and the Approved Manager in respect of the technical and commercial management of that Ship on terms approved by the Agent and, in the plural, means all of them;

"Management Fees" means, in respect of the Ships, the Fixed Management Fees payable by the Borrowers to the Approved Manager pursuant to clause 8.01 of the Management Agreements;

"Minimum Liquidity Amount" has the meaning given in Clause 11.19;

"MOA" means a memorandum of agreement and includes any addenda or supplemental agreements applicable thereto made between a Borrower and the buyer of its Ship in respect of the sale of that Ship on such terms in all respects acceptable to the Lenders;

"Net Proceeds" has the meanings given in Clause 11.26;

"Permissible Expenses" means, in respect of each calendar month:

(a)	the aggregate voyage expenses necessarily incurred by the Borrowers of the Ships during that month, as evidenced by the written calculations and the information provided by the Corporate Guarantor to the Agent in respect of that month pursuant of Clause 11.6(d);

(b)	the aggregate expenditure necessarily incurred by the Borrowers in operating, insuring, maintaining, repairing and generally trading the Ships (including Management Fees, Commission Fees and general and administrative expenses paid in respect of the Ships) during that month, as evidenced by the written calculations and the information provided by the Corporate Guarantor to the Agent in respect of that month pursuant to Clause 11.6(d) Provided that the general and administrative expenses in respect of the Ships shall be capped on historical average and calculated in accordance with the applicable Agreed Budget, in each case, in a manner satisfactory to the Agent; and

(c)	the aggregate amount of interest on the Loan payable by the Borrowers pursuant to this Agreement during that month;

"Proceeds Payments" has the meaning given in paragraph (a) of Clause 11.24;

"Relevant Amount" has the meaning given in paragraph (a) of Clause 8.8;

"Seacommercial" means Seacommercial Shipping Services S.A., a corporation organised and existing under the laws of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

"Seacommercial's Undertaking" means, in relation to each Ship, a letter of undertaking executed or to be executed by Seacommercial in favour of the Security Trustee subordinating its rights against that Ship and the Borrower owning that Ship to the rights of the Creditor Parties under the Finance Documents and the Master Agreements, in the Agreed Form and, in the plural, means all of them;

"S&P and Charter Brokerage Services Agreement" means, in relation to each Ship, the agreement dated 2 January 2015 and made between the Borrower owning that Ship and Seacommercial in relation to the appointment of Seacommercial as the provider of chartering and sale and purchase brokerage services to that Borrower in respect of that Ship on terms approved by the Agent and, in the plural, means all of them;

6

"Third Supplemental Agreement" means the supplemental agreement dated 12 July 2016 and made between (i) the Borrowers, (ii) the Corporate Guarantor, (iii) the Collateral Owners, (iv) the Lenders, (v) the Agent, (vi) the Underwriter and (vii) the Security Trustee in the Agreed Form amending and supplementing this Agreement, the Corporate Guarantee, other Finance Documents and the Master Agreements;

(ii)	by adding the words "paragraph (a) of" before the words "Clause 8.8" in the definition of "Applicable Percentage" in clause 1.1 of the Loan Agreement;

(iii)	by adding the words "paragraphs (a), (b) and (c) of" before the words "Clause 20.1" in the definition of "Fee Letter" in clause 1.1 of the Loan Agreement;

(iv)	by adding a new paragraphs (p) and (q) in the definition of "Finance Documents" in clause 1.1 of the Loan Agreement as follows and by re-designating the existing paragraph (p) in such definition as a new paragraph (r):

"(p)	the Amendment Fee Letter;

(q)	the Seacommercial's Undertakings; and";

(v)	by deleting the definitions of "Margin" and "Repayment Date" in clause 1.1 of the Loan Agreement in their entirety and replacing the same with the following new definitions:

"Margin" means 3.75 per cent. per annum;";

"Repayment Date" means, in relation to each Tranche, each of the following dates:

(a)	6 August 2016;

(b)	6 November 2016;

(c)	6 February 2017; and

(d)	the Final Repayment Date.

(vi)	by adding the words ", Seacommercial" after the words "Creditor Party" in the second line of the definition of "Security Party" in clause 1.1 of the Loan Agreement;

(vii)	by deleting the definitions of "Waiver Period", "Second Waiver Period" and "Third Waiver Period" in clause 1.1 of the Loan Agreement in their entirety;

(viii)	by adding the words "or prepaid" after the words "to be repaid" in clause 6.3 of the Loan Agreement;

(ix)	by deleting clauses 8.1 and 8.2 of the Loan Agreement in their entirety and replacing them with the following new clauses:

"8.1	Amount of repayment instalments

Save as previously repaid or prepaid and subject to Clause 8.13, the Borrowers shall repay each Tranche by a bullet repayment instalment in the amount of:

7

(a)	in the case of each Tranche used to finance "BOX VOYAGER" and "BOX TRADER", $18,037,500; and

(b)	in the case of the Tranche used to finance "MAULE", $27,350,000.

8.2	Repayment Dates

Subject to Clause 8.13, the bullet repayment instalment for each Tranche shall be repaid on the Final Repayment Date.";

(x)	by deleting clause 8.8 of the Loan Agreement in its entirety and replacing it with the following new clause:

"8.8	Mandatory prepayment

(a)	If a Ship or a Collateral Ship is sold (including, without limitation, if it is sold for scrapping or pursuant to Clause 11.26) or refinanced by another bank or financial institution or becomes a Total Loss, the Borrowers shall be obliged to prepay the Relevant Amount:

(i)	in the case of a sale on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(ii)	in the case of a refinancing on or before the date on which the refinancing is completed; or

(iii)	in the case of a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

In this Clause 8.8(a), "Relevant Amount" means, in the case of:

(i)	the sale, refinancing or Total Loss of a Ship, the greater of (i) the amount of the Tranche relative to the Ship which is to be sold and/or refinanced and/or has become a Total Loss and (ii) an amount which after the application of the prepayment to be made pursuant to this Clause 8.8(a), results in the security cover ratio under Clause 15.1 being a percentage to be agreed by the Lenders in their sole discretion (in the case of a sale or refinancing of a Ship, before the date of such sale or refinancing) (the "Applicable Percentage"); and

(ii)

(A)	the sale (including the sale for scrapping pursuant to Clause 11.24) or Total Loss of a Collateral Ship, the balance of the proceeds of such sale or of the insurance relating to such Total Loss, following the prepayment of the Existing Loan and payment of all other amounts due to the Existing Creditor Parties under the Existing Finance Documents and the Existing Master Agreement; and

(B)	the refinancing of a Collateral Ship, an amount which after the application of the prepayment to be made pursuant to this Clause 8.8(a), results in the security cover ratio under Clause 15.1 being at least equal to the Applicable Percentage.

8

(b)	If the sale of at least one of the Ships is not successfully completed in accordance with the terms set out in Clause 11.26 on or prior to the Final Sale Date, the Borrowers shall be obliged to prepay on the next Business Day after the Final Sale Date the whole of the Loan and all other amounts then outstanding under the Finance Documents and the Master Agreements.";

(xi)	by deleting clause 8.10 of the Loan Agreement in its entirety and replacing it with the following new clause:

"8.10	Application of partial prepayment

Each partial prepayment made pursuant to:

(a)	Clause 8.4 shall be applied pro rata between all Tranches; and

(b)	Clause 8.8(a) shall be applied:

(i)	in the case of the sale, refinancing or Total Loss of a Ship, in full repayment of the Tranche used to finance that Ship and any balance shall be applied between the remaining Tranches on a pro rata basis; and

(ii)	in the case of the sale, refinancing or Total Loss of a Collateral Ship, pro rata between all Tranches.";

(xii)	by adding in the Loan Agreement the following new clause 8.13:

"8.13	Prepayment out of Excess Earnings

If on the 15th day of each calendar month (each a "Determination Date" and if such date is not a Business Day, then such Determination Date will be on the previous Business Day) the Agent determines (on the basis of the written calculation and the information provided by the Corporate Guarantor to the Agent in respect of that month pursuant to Clause 11.6(d)) that the aggregate amount standing to the credit of the Operating Accounts exceeds the Cash Sweep Threshold, then the Borrowers shall ensure that there is transferred to the Retention Account within 3 days of the relevant Determination Date an amount corresponding to the Excess Cash, which shall be applied towards prepayment of the Loan, pro rata between all Tranches, on the next Repayment Date after that Determination Date (and each Borrower hereby irrevocably and unconditionally authorises the Agent to make each such transfer and application).

In this Clause 8.13:

"Cash Sweep Threshold" means $2,500,000 (including, for the avoidance of doubt, the Minimum Liquidity Amount in respect of each Borrower); and

"Excess Cash" means, in respect of each Determination Date, the aggregate amount standing to the credit of the Operating Accounts in excess of the Cash Sweep Threshold.";

(xiii)	by adding the following new paragraphs (c) and (d) in clause 11.6 of the Loan Agreement:

"(c)	as soon as possible, but in no event later than 15 days before the beginning of each 3-month period ending on 31 March, 30 June, 30 September and 31 December in each Financial Year of the Corporate Guarantor (commencing with the 3-month period ending on 30 September 2016), a budget in a format approved by the Agent which shows all anticipated income and expenditure in respect of the Fleet Vessels on a monthly basis during that 3-month period;

9

(d)	as soon as possible, but in no event later than 15 days after the end of each calendar month, on a monthly basis:

(i)	a detailed written calculation in a form acceptable to the Agent which shows all income and expenditure of each Fleet Vessel during that month, duly certified as to its correctness by an officer or a director of the Corporate Guarantor;

(ii)	detailed management information regarding the operating expenses, dry docking expenses, management fees (including, without limitation, the Management Fees), commissions (including, without limitation, the Commission Fees) and general and administrative expenses in respect of each Fleet Vessel individually, including any variation from the applicable Agreed Budget, during that month;

(iii)	detailed management information regarding any employment contract cover and revenues in respect of each Fleet Vessel individually, including any variation from the applicable Agreed Budget, during that month; and

(iv)	detailed information regarding the balances of the accounts held by each of the Corporate Guarantor and its shipowning subsidiaries, itemised trade receivables, and trade debts owed, in respect of the Ships, the Collateral Ships and any other Fleet Vessel being financed under loan facilities other than the Loan and the Existing Loan, during that month.";

(xiv)	by adding the words ", Seacommercial" after the words "the Approved Manager" in the second line of clause 11.11 of the Loan Agreement;

(xv)	by deleting clause 11.19 of the Loan Agreement in its entirety and replacing it with the following new clause:

"11.19	Minimum Liquidity

Each Borrower undertakes to maintain in its Operating Account at all times a credit balance of not less than $500,000 (the "Minimum Liquidity Amount").";

(xvi)	by deleting clause 11.20 of the Loan Agreement in its entirety and by renumbering the existing clauses 11.21 and 11.22 thereof as clauses 11.20 and 11.21 respectively;

(xvii)	by adding in the Loan Agreement the following new clauses 11.22, 11.23, 11.24, 11.25 and 11.26 as follows:

"11.22	Management cost control

The Borrowers shall ensure that the daily management fee payable to the Approved Manager in respect of the technical and commercial management of each Ship and each Collateral Ship will be fixed in an aggregate amount not exceeding $650 per Ship or Collateral Ship (the "Fixed Management Fee").

10

11.23	Most favoured lenders

Each Borrower undertakes to procure that the Lenders shall receive no less favourable treatment than that provided or to be provided by a member of the Group to creditors under other loan and/or credit facility agreements (as the same may be amended and supplemented from time to time and including, without limitation, the Existing Loan Agreement) entered or to be entered into by any member of the Group, in relation to any prepayment of any loan or credit facility or any financial covenants under such agreements. Accordingly, should any member of the Group provide to any other creditor more favourable treatment in relation to any prepayment provisions or any financial covenants than those which the Lenders have been provided with under this Agreement or any other Finance Document, each Borrower shall promptly advise the Agent of those prepayment arrangements and covenants and shall, upon the Agent's request, enter into and, as the case may be, ensure that any other member of the Group will enter into, such documentation supplemental to the Finance Documents as the Lenders may require in order to achieve parity with the lenders under such other financings.

11.24	Sale or scrapping of Collateral Ships

If within 10 Business Days after the date of the expiration of the Existing Collateral Charter (the "Charter Expiration Date") in relation to each Collateral Ship, that Collateral Ship is not employed under a charter at a net daily charter hire rate exceeding $10,000 and on such other terms in all respects acceptable to the Lenders, each Borrower shall ensure that:

(a)	with the prior consent of the Existing Lenders, a Collateral Ship MOA within 15 Business Days from the Charter Expiration Date is signed in respect of that Collateral Ship and the sale of that Collateral Ship is completed within 15 Business Days from the date of signing of that Collateral Ship MOA, and the Collateral Ship Net Proceeds are applied first in prepayment of the Existing Loan and payment of all other amounts due to the Existing Creditor Parties under the Existing Finance Documents and the Existing Master Agreement and, any balance, shall be applied in prepayment of the Loan in accordance with Clause 8.10(b)(ii) (together, the "Proceeds Payments"); and

(b)	the Agent is regularly updated regarding the sale or scrapping process of that Collateral Ship and any offers received for the sale or scrapping of that Collateral Ship (including, without limitation, the price offered, the identity of the relevant buyer and the main terms of the offer).

On the Delivery Date and upon the successful conclusion of the sale of the Collateral Ships and following the making of the Proceeds Payments in respect of both Collateral Ships in full in accordance with paragraph (a) above and the payment in full by the Collateral Owners of any legal fees and expenses outstanding in connection with the Existing Loan Agreement, the Creditor Parties shall deliver the duly executed Deed of Release to the Collateral Owners.

11.25	Responsible Ship Recycling

If a Ship or a Collateral Ship is sold for scrapping, each Borrower shall use its best endeavours to ensure that such Ship or Collateral Ship shall be dismantled in a safe, sustainable and socially and environmentally responsible way.

11

11.26	Sale of Ships

The Borrowers undertake to:

(a)	take all necessary actions in order to market one or more Ships for sale and ensure that those Ships are sold for cash on normal commercial arm's length terms and subject to the net sale proceeds in respect of each Ship being sold being at least equal to the amount of the Tranche financing that Ship (or such lower amount as the Lenders may agree in their sole discretion) (the "Net Proceeds");

(b)	keep the Agent regularly updated regarding the sale process of those Ships and to advise the Agent promptly of any offers received for a Ship (including, without limitation, the price offered, the identity of the relevant buyer and the main terms of the offer);

(c)	send to the Agent a certified copy of the MOA in respect of the sale of that Ship, promptly after the execution of each such document;

(d)	settle any pending claims against the insurers or any charterer in connection with each Ship being sold prior to its sale;

(e)	ensure that the sale of at least one of the Ships is successfully completed and the Ship is irrevocably and unconditionally delivered to its buyer in accordance with this Clause 11.26 by no later than the Final Sale Date; and

(f)	ensure that upon receipt of the Net Proceeds of a Ship on or prior to the successful delivery of a Ship to its buyer, such Net Proceeds are paid to the Retention Account and are applied in prepayment of the Loan in accordance with Clause 8.10(b)(i) (and the Borrowers irrevocably and unconditionally authorise the Agent to make such application on their behalf).

Failure by the Borrowers to successfully complete the sale of at least one of the Ships in accordance with this Clause 11.26 on or prior to the Final Sale Date will trigger a mandatory prepayment of the Loan pursuant to Clause 8.8(b).";

(xviii)	by deleting the words "if an Event of Default has occurred and is continuing at the relevant time or an Event of Default will result from the payment of a dividend or the making of any other form of distribution" in paragraph (b) of clause 12.3 of the Loan Agreement;

(xix)	by deleting paragraph (e) of clause 14.13 of the Loan Agreement in its entirety and replacing it with the following new paragraph:

"(e)	appoint a manager of that Ship other than the Approved Manager or a sale and purchase and chartering brokerage service provider in respect of that Ship other than Seacommercial or agree to any alteration to the terms of the Approved Manager's or Seacommercial's appointment and/or the relevant Management Agreement and/or the relevant S&P and Charter Brokerage Services Agreement;";

(xx)	the definition of "Relevant Percentage" in the last paragraph of clause 15.1 of the Loan Agreement shall be deleted and replaced with the following new definition:

"In this Clause 15.1, "Relevant Percentage" means:

12

(a)	during the period commencing on the date of the Third Supplemental Agreement (inclusive) and ending on 31 March 2017 (inclusive), 62.5 per cent. per annum; and

(b)	at all times thereafter, 71.5 per cent. per annum.";

(xxi)	by deleting clause 18.2 of the Loan Agreement in its entirety and replacing it with the following new clause:

"18.2	Application of Earnings

The Borrowers undertake with each Creditor Party that all moneys from time to time credited to, or for the time being standing to the credit of, the Operating Accounts (other than the Minimum Liquidity Amount in respect of each Borrower, which shall remain blocked in the Operating Account of that Borrower in accordance with Clause 11.19) shall be available only for the payment of the Permissible Expenses and the prepayment of the Loan pursuant to Clause 8.13, unless the Agent (acting with the authorisation of the Lenders) otherwise permits in writing.";

(xxii)	by deleting clauses 18.3 and 18.4 of the Loan Agreement in their entirety and re-numbering the remaining clauses of clause 18 thereof and updating all relevant cross references accordingly;

(xxiii)	by deleting the cross reference to clause 11.20 in clause 19.1(b) of the Loan Agreement;

(xxiv)	by adding a cross reference to clause 18.2 in clause 19.1(b) of the Loan Agreement;

(xxv)	by adding the words ", Seacommercial" after the words "Collateral Owner" in paragraph (k) of clause 19.1 of the Loan Agreement;

(xxvi)	by deleting paragraph (l) of clause 19.1 of the Loan Agreement in its entirety and replacing it with the following new paragraph:

"(l)	the Designated Shareholder or any members of the Designated Shareholder's Family (either directly and/or indirectly through companies beneficially owned by the Designated Shareholder or any members of the Designated Shareholder's Family and/or trusts of foundations of which the Designated Shareholder or any members of the Designated Shareholder's Family are beneficiaries) ceases to own in aggregate at least 10 per cent. of the issued share capital of the Corporate Guarantor (the "Minimum Required Percentage") Provided that a reduction in the Minimum Required Percentage owned by the Designated Shareholder or any members of the Designated Shareholder's Family as a result of raising capital of the Corporate Guarantor through equity contributions shall not constitute an Event of Default; or";

(xxvii)	by deleting paragraph (n) of clause 19.1 of the Loan Agreement in its entirety and re-numbering the remaining paragraphs of that clause and updating all relevant cross references accordingly; and

(xxviii)	by adding a new paragraph (d) in clause 20.1 of the Loan Agreement as follows:

"(d)	a non-refundable amendment fee in the amount and at the times set out and agreed in the Amendment Fee Letter."; and

13

(xxix)	all references to the "final Repayment Date" in the Loan Agreement shall be read as references to the "Final Repayment Date"; and

(b)	as so amended pursuant to (a) above, the Loan Agreement shall continue to be binding on each of the parties to it in accordance with its terms as so amended.

5.2	Amendments to Corporate Guarantee

(a)	With effect on and from the Effective Date, the Corporate Guarantee shall be, and shall be deemed by this Agreement to be, amended as follows:

(i)	by adding the following new paragraphs (d) and (e) in clause 11.3 of the Corporate Guarantee as follows:

"(d)	as soon as possible, but in no event later than 15 days before the beginning of each 3-month period ending on 31 March, 30 June, 30 September and 31 December in each Financial Year of the Guarantor (commencing with the 3-month period ending on 30 September 2016), a budget in a format approved by the Agent which shows all anticipated income and expenditure in respect of the Fleet Vessels on a monthly basis during that 3-month period; and

(e)	as soon as possible, but in no event later than 15 days after the end of each calendar month, on a monthly basis:

(i)	a detailed written calculation in a form acceptable to the Agent which shows all income and expenditure of each Fleet Vessel during that month, duly certified as to its correctness by an officer or a director of the Guarantor;

(ii)	detailed management information regarding the operating expenses, dry docking expenses, management fees (including, without limitation, the Management Fees), commissions (including, without limitation, the Commission Fees) and general and administrative expenses in respect of each Fleet Vessel individually, including any variation from the applicable Agreed Budget, during that month;

(iii)	detailed management information regarding any employment contract cover and revenues in respect of each Fleet Vessel individually, including any variation from the applicable Agreed Budget, during that month; and

(iv)	detailed information regarding the balances of the accounts held by each of the Guarantor and its shipowning subsidiaries, itemised trade receivables, and trade debts owed, in respect of the Ships, the Collateral Ships and any other Fleet Vessel being financed under loan facilities other than the Loan and the Existing Loan, during that month.";

(ii)	by deleting clause 11.15 of the Corporate Guarantee in its entirety;

(iii)	by adding in the Corporate Guarantee the following new clauses 11.15, 11.16, 11.17, 11.18 and 11.19 as follows:

"11.15	Management cost control

The Guarantor shall ensure that the daily management fee payable to the Approved Manager in respect of the technical and commercial management of each Ship and each Collateral Ship will be fixed in an aggregate amount not exceeding $650 per Ship or Collateral Ship (the "Fixed Management Fee").

14

11.16	Most favoured lenders

The Guarantor undertakes to procure that the Lenders shall receive no less favourable treatment than that provided or to be provided by a member of the Group to creditors under other loan and/or credit facility agreements (as the same may be amended and supplemented from time to time and including, without limitation, the Existing Loan Agreement) entered or to be entered into by any member of the Group, in relation to any prepayment of any loan or credit facility or any financial covenants under such agreements. Accordingly, should any member of the Group provide to any other creditor more favourable treatment in relation to any prepayment provisions or any financial covenants than those which the Lenders have been provided with under the Loan Agreement, this Guarantee or any other Finance Document, the Guarantor shall promptly advise the Agent of those prepayment arrangements and covenants and shall, upon the Agent's request, enter into and, as the case may be, ensure that any other member of the Group will enter into, such documentation supplemental to the Finance Documents as the Lenders may require in order to achieve parity with the lenders under such other financings.

11.17	Sale or scrapping of Collateral Ships

If within 10 Business Days after the date of the expiration of the Existing Collateral Charter (the "Charter Expiration Date") in relation to each Collateral Ship, that Collateral Ship is not employed under a charter at a net daily charter hire rate exceeding $10,000 and on such other terms in all respects acceptable to the Lenders, the Guarantor shall ensure that:

(a)	with the prior consent of the Existing Lenders, a Collateral Ship MOA within 15 Business Days from the Charter Expiration Date is signed in respect of that Collateral Ship and the sale of that Collateral Ship is completed within 15 Business Days from the date of signing of that Collateral Ship MOA, and the Collateral Ship Net Proceeds are applied first in prepayment of the Existing Loan and payment of all other amounts due to the Existing Creditor Parties under the Existing Finance Documents and the Existing Master Agreement and, any balance, shall be applied in prepayment of the Loan in accordance with clause 8.10(b)(ii) of the Loan Agreement (together, the "Proceeds Payments"); and

(b)	the Agent is regularly updated regarding the sale or scrapping process of that Collateral Ship and any offers received for the sale or scrapping of that Collateral Ship (including, without limitation, the price offered, the identity of the relevant buyer and the main terms of the offer).

On the Delivery Date and upon the successful conclusion of the sale of the Collateral Ships and following the making of the Proceeds Payments in respect of both Collateral Ships in full in accordance with paragraph (a) above and the payment in full by the Collateral Owners of any legal fees and expenses outstanding in connection with the Existing Loan Agreement, the Creditor Parties shall deliver the duly executed Deed of Release to the Collateral Owners.

15

11.18	Responsible Ship Recycling

If a Ship or Collateral Ship is sold for scrapping, the Guarantor shall use its best endeavours to ensure that such Ship or Collateral Ship shall be dismantled in a safe, sustainable and socially and environmentally responsible way.

11.19	Sale of Ships

The Guarantor undertakes to:

(a)	take all necessary actions in order to market one or more Ships for sale and ensure that those Ships are sold for cash on normal commercial arm's length terms and subject to the net sale proceeds in respect of each Ship being sold being at least equal to the amount of the Tranche financing that Ship (or such lower amount as the Lenders may agree in their sole discretion) (the "Net Proceeds");

(b)	keep the Agent regularly updated regarding the sale process of those Ships and to advise the Agent promptly of any offers received for a Ship (including, without limitation, the price offered, the identity of the relevant buyer and the main terms of the offer);

(c)	send to the Agent a certified copy of the MOA in respect of the sale of that Ship, promptly after the execution of each such document;

(d)	ensure that any pending claims against the insurers or any charterer in connection with each Ship being sold are settled prior to its sale;

(e)	ensure that the sale of at least one of the Ships is successfully completed and the Ship is irrevocably and unconditionally delivered to its buyer in accordance with this Clause 11.19 by no later than the Final Sale Date; and

(f)	ensure that upon receipt of the Net Proceeds of a Ship on or prior to the successful delivery of a Ship to its buyer, such Net Proceeds are paid to the Retention Account and are applied in prepayment of the Loan in accordance with clause 8.10(b)(i) of the Loan Agreement.";

(iv)	by deleting paragraph (a) of clause 12.2 of the Corporate Guarantee in its entirety and replacing it with the following new paragraph:

"(a)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital (each, a "Distribution") (including, but not limited to, any Distribution in respect of any preferred shares); or";

(v)	by adding the words "or any other stock exchange acceptable to the Lenders" after the words "the New York Stock Exchange" in paragraph (d) of clause 12.2 of the Corporate Guarantee;

(vi)	by deleting clause 12.3 of the Corporate Guarantee in its entirety and replacing it with the following new clause:

"12.3	Financial Covenants

The Guarantor shall ensure that at all times:

16

(a)	the Borrowers comply with the minimum required security cover referred to in clause 15.1 of the Loan Agreement; and

(b)	an amount of not less than the Minimum Liquidity Amount is held by each Borrower in its Operating Account in accordance with clause 11.19 of the Loan Agreement."; and

(vii)	by deleting sub-paragraphs (a), (b), (c) and (d) in the penultimate paragraph of the form of compliance certificate set out in Schedule 1 of the Corporate Guarantee and by adding the words ", the minimum security cover ratio is [●]" after the words "as at [●]" in the first line of that penultimate paragraph; and

(b)	as so amended pursuant to (a) above, the Corporate Guarantee shall continue to be binding on each of the parties to it in accordance with its terms as so amended.

5.3	Amendments to Finance Documents and Master Agreements

With effect on and from the Effective Date each of the Finance Documents and each Master Agreement, shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)	the definition of, and references throughout each of the Finance Documents to, that Master Agreement, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to that Master Agreement, the Loan Agreement and those Finance Documents as amended by this Agreement;

(b)	the definition of, and references throughout to, the Mortgage on each of the Ships shall be construed as if the same referred to that Mortgage as amended and supplemented by the relevant Mortgage Addendum; and

(c)	by construing references throughout each of the Finance Documents and the Master Agreements to "this Agreement", "this Deed", "hereunder" and other like expressions as if the same referred to such Finance Documents or Master Agreement as amended and supplemented by this Agreement.

5.4	The Finance Documents and Master Agreements to remain in full force and effect

The Finance Documents and the Master Agreements shall remain in full force and effect, as amended by:

(a)	the amendments contained or referred to in Clause 5.1, 5.2, 5.3 and the Mortgage Addenda; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6	Further Assurances

6.1	Borrowers' and Security Parties' obligations to execute further documents etc.

Each Borrower and each Security Party shall:

(a)	execute and deliver to the Agent (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Agent may, in any particular case, specify; and

(b)	effect any registration or notarisation, give any notice or take any other step,

17

which the Agent may, by notice to the Borrowers or that Security Party specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances

Those purposes are:

(a)	validly and effectively to create any Security Interest or right of any kind which the Agent intended should be created by or pursuant to the Loan Agreement or any other Finance Document, each as amended or supplemented by this Agreement; and

(b)	implementing the terms and provisions of this Agreement.

6.3	Terms of further assurances

The Agent may specify the terms of any document to be executed by the Borrowers or, as the case may be, the Security Parties, under Clause 6.1, and those terms may include any covenants, powers and provisions which the Agent considers appropriate to protect its interests.

6.4	Obligation to comply with notice

The Borrowers and the Security Parties shall comply with a notice under Clause 6.1 by the date specified in the notice.

6.5	Additional corporate action

At the same time as the Borrowers or a Security Party deliver to the Agent any document executed under Clause 6.1(a), the Borrowers shall also deliver to the Agent a certificate signed by 2 of the directors or, if applicable, the sole director of each Borrower or, as the case may be, that Security Party which shall:

(a)	set out the text of a resolution of that Borrower's or that Security Party's director specifically authorising the execution of the document specified by the Agent unless the execution of the relevant document is authorised by the existing resolutions and general power of attorney of that Borrower or, as the case maybe, that Security Party; and

(b)	state that either the resolution was duly passed by the sole director validly convened and held throughout and is valid under that Borrower's or that Security Party's articles of association or other constitutional documents.

7	Fees and Expenses

7.1	Fees and expenses

The provisions of clause 20 (Fees and Expenses) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	Notices

8.1	General

The provisions of clause 28 (Notices) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

18

9	Supplemental

9.1	Counterparts

This Agreement may be executed in any number of counterparts.

9.2	Third party rights

Other than a Creditor Party, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	Law and Jurisdiction

10.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Loan Agreement provisions

The provisions of clause 31 (Law and Jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

This Agreement has been duly executed as a Deed on the date stated at the beginning of this Agreement.

19

Schedule 1

Lenders

Lender	Lending Office
ABN AMRO Bank N.V.	93 Coolsingel
3012 AE
Rotterdam
The Netherlands

HSH Nordbank AG	Gerhart-Hauptmann-Platz 50
D-20095 Hamburg
Germany

ITF International Transport Finance Suisse AG	Wasserwerkstrasse 12
CH-8006
Zurich
Switzerland

20

Schedule 2

Conditions Precedent Documents

The following are the documents referred to in Clause 3.2:

1	In relation to each Borrower, each Collateral Owner and the Corporate Guarantor, documents of the kind specified in paragraphs 2, 3, 4 and 5 of Schedule 3, Part A of the Loan Agreement with appropriate modifications to refer to this Agreement, the Amendment Fee Letter and the Mortgage Addenda (as applicable).

2	A duly executed original of this Agreement, the Amendment Fee Letter and the Mortgage Addenda and any documents required pursuant thereto.

3	Evidence that each Mortgage Addendum has been registered against the relevant Ship in accordance with the laws of the Republic of Liberia.

4	Evidence that the Increased Minimum Liquidity Amount in respect of each Borrower is standing to the credit of its Operating Account in accordance with clause 11.19 of the Loan Agreement as amended and supplemented by this Agreement.

5	Evidence that the Agent has received payment of 50 per cent. of the Amendment Fee from the Borrowers.

6	A duly executed original of the Seacommercial's Undertaking (as defined in Clause 5.1(a)(i) of this Agreement) in respect of each Ship.

7	Certified copies of the Management Agreement and the S&P Charter Brokerage Services Agreement (as each of these terms is defined in Clause 5.1(a)(i) of this Agreement) in respect of each Ship, together with evidence that the daily technical and commercial management fee payable to the Approved Manager in relation to each Ship and each Collateral Ship has been fixed in an amount not exceeding the Fixed Management Fee (as defined in Clause 5.1(a)(i) of this Agreement).

8	Evidence that the Agent has received the Agreed Budget (as defined in Clause 5.1(a) of this Agreement) for the financial quarter of the Corporate Guarantor ending on 30 September 2016.

9	Documentary evidence that the agent for service of process named in clause 31 of the Loan Agreement has accepted its appointment in respect of this Agreement and the Amendment Fee Letter.

10	Certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Agreement, the Amendment Fee Letter and the Mortgage Addenda (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Agent deems appropriate.

11	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Liberia, Marshall Islands, Hong Kong and such other relevant jurisdictions as the Agent may require.

12	Any further opinions, consents, agreements and documents in connection with this Agreement, the Finance Documents, the Amendment Fee Letter and the Mortgage Addenda which the Agent may request by notice to the Borrowers prior to the Effective Date.

21

Schedule 3

Form of Deed of Release

Dated      July 2016

THE BANKS AND FINANCIAL INSTITUTIONS

listed in the Schedule

as Lenders

and

ABN AMRO BANK N.V.

as Agent, Underwriter and Security Trustee

and

ABN AMRO BANK N.V. and

HSH NORDBANK AG

as Swap Banks

and

POLYARISTI NAVIGATION CO.

EFPLOIAS SHIPPING CO. and

AMORITA DEVELOPMENT INC.

as joint and several Borrowers

and

BOX SHIPS INC

as Corporate Guarantor

and

ROSETTA NAVIGATION CORP. LIMITED and

TRITON SHIPPING LIMITED

as Collateral Owners

DEED OF RELEASE OF SECURITY AND REASSIGNMENT

relating to the partial release of

a facility of (originally)

US$100,000,000 with US$63,425,000 outstanding

for m.vs. "MAULE" and m.v. "BOX VOYAGER" and "BOX TRADER"

22

Index

Clause		Page

1	Interpretation	2
2	Release of Security Interests	2
3	Reassignment of Assigned Property	3
4	Continuing Effect	3
5	Expenses	3
6	Further Documents	3
7	Supplemental	3
8	Law and Jurisdiction	4
Schedule 1 Lenders		5
Schedule 2 Forms of Notices of Reassignment		6
Execution Pages		8

23

THIS DEED is made on        July 2017

PARTIES

(1)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 as Lenders (the "Lenders");

(2)	ABN AMRO BANK N.V. acting through its office at 93 Coolsingel, 3012 AE, Rotterdam, The Netherlands, as First Swap Bank, and Underwriter;

(3)	ABN AMRO BANK N.V. acting through its office at Daalsesingel 71, 3511 SW Utrecht, The Netherlands, as Agent, and Security Trustee;

(4)	HSH NORDBANK AG acting through its offices at Martensdamm 6, D-24103 Kiel and Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Federal Republic of Germany as Second Swap Bank;

(5)	POLYARISTI NAVIGATION CO., EFPLOIAS SHIPPING CO. and AMORITA DEVELOPMENT INC., each a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (each a "Borrower" and, together, the "Borrowers");

(6)	BOX SHIPS INC., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as Corporate Guarantor; and

(7)	ROSETTA NAVIGATION CORP. LIMITED ("Rosetta") and TRITON SHIPPING LIMITED ("Triton", and together with Rosetta, the "Collateral Owners"), each a company incorporated in Hong Kong whose registered office is at Unit 305-7, 3/F., Laford Centre, 838 Lai Chi Kok Road, Cheung Sha Wan, Kowloon, Hong Kong.

BACKGROUND

(A)	By a loan agreement dated 6 May 2011 (as amended and restated by two amending and restating agreements dated respectively 9 August 2012 and 9 August 2013 and as further amended and supplemented by a supplemental agreement dated 25 November 2014, a supplemental and release agreement dated 25 June 2015, a third supplemental agreement dated 12 July 2016 and three supplemental letters dated respectively 6 May 2016, 20 May 2016 and 13 June 2016, the "Loan Agreement") and made between (i) the Borrowers as joint and several borrowers, (ii) the Lenders, (iii) ABN AMRO Bank N.V. as Agent, First Swap Bank, Underwriter and Security Trustee and (iv) HSH Nordbank AG as Second Swap Bank, the Lenders have available to the Borrowers a loan facility in an amount of (originally) up to US$100,000,000, of which an amount of US$63,425,000 is outstanding by way of principal on the date hereof.

(B)	By a master agreement (as amended and supplemented from time to time, the "First Master Agreement") (on the 2002 ISDA Master Agreement form together with the schedule attached thereto (as amended)) dated as of 6 May 2011 and made between (i) the Borrowers and (ii) the First Swap Bank, it was agreed that the First Swap Bank would enter into Designated Transactions with the Borrowers from time to time.

(C)	By a master agreement (as amended and supplemented from time to time, the "Second Master Agreement") (on the 2002 ISDA Master Agreement form together with the schedule attached thereto (as amended)) dated as of 9 August 2012 and made between (i) the Borrowers and (ii) the Second Swap Bank, it was agreed that the Second Swap Bank would enter into Designated Transactions with the Borrowers from time to time.

(D)	By a guarantee (the "Released Triton Guarantee") dated 9 August 2013 and made between (i) Rosetta and (ii) the Security Trustee, Rosetta guaranteed the obligations of the Borrowers under the Loan Agreement, the Master Agreements and the other Finance Documents.

24

(E)	By a guarantee (the "Released Triton Guarantee" and together with the Released Rosetta Guarantee, the "Released Guarantees") dated 9 August 2013 and made between (i) Triton and (ii) the Security Trustee, Rosetta guaranteed the obligations of the Borrower under the Loan Agreement, the Master Agreements and the other Finance Documents.

(F)	Concurrently with the sale of the Collateral Ships, the Borrowers have, on the date of this Deed, prepaid the relevant proposition of the Loan, being US$[●] to the Lenders.

(G)	This Deed sets out the terms and conditions on which the Creditor Parties agree, at the request of the Borrower and the Security Parties, to the release of certain Security Interests and certain other obligations created by certain Finance Documents on the Effective Date.

OPERATIVE PROVISIONS

IT IS AGREED as follows:

1	Interpretation

1.1	Defined expressions

Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Deed unless the context otherwise requires.

1.2	Definitions

In this Deed, unless the contrary intention appears:

"Continuing Finance Documents" means the Finance Documents other than the Released Finance Documents;

"Loan Agreement" means the Loan Agreement dated 6 May 2011 as amended, restated and supplemented from time to time, referred to in Recital (A); and

"Released Finance Documents" means (a) the Released Guarantees and executed by the Collateral Owners in favour of the Security Trustee, (b) each Collateral Account Pledge executed by a Collateral Owner in favour of the Security Trustee in respect of its Collateral Operating Account and the Collateral Retention Account, (c) each Collateral Mortgage dated 25 June 2015 and executed by a Collateral Owner in favour of the Security Trustee in respect of the Collateral Ship owned by that Collateral Owner, (d) each General Assignment dated 25 June 2015 and executed by a Collateral Owner in favour of the Security Trustee in respect of (inter alia) the Earnings, Insurances and any Requisition Compensation of the Collateral ship owned by that Collateral Owner, (e) the Collateral Charterparty Assignment dated 30 June 2015 and executed by Triton in favour of the Security Trustee and (f) the Collateral Charterparty Assignment dated 10 July 2015 executed by Rosetta in favour of the Security Trustee.

1.3	Application of construction and interpretation provisions of Loan Agreement

Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Deed.

2	Release of Security Interests

2.1	Release

The Security Trustee irrevocably and unconditionally releases all Security Interests created in its favour by each Collateral Owner under the Released Finance Documents.

25

2.2	Release of obligations

The Creditor Parties:

(a)	irrevocably and unconditionally release and discharge each Collateral Owner from their obligations under any covenants and undertakings relating to any asset a Security Interest over which is released pursuant to this Deed; and

(b)	release and discharge each Collateral Owner from their respective obligations under the Loan Agreement and the Released Finance Documents to which each is a party.

3	Reassignment of Assigned Property

3.1	Reassignment

The Security Trustee, without any warranty, representation, covenant or other recourse, reassigns to each Collateral Owner, all rights and interests of every kind which the Security Trustee now has to, in or in connection with the Assigned Property (as defined in each of the Collateral General Assignment and the Collateral Charterparty Assignment relative to each Collateral Ship.

4	Continuing Effect

4.1	Continuing Finance Documents to remain in full force and effect

The Borrowers and the Security Parties confirm and agree with the Creditor Parties that the Continuing Finance Documents shall remain in full force and effect.

5	Expenses

The provisions of clause 20 (fees and expenses) of the Loan Agreement shall apply to this Deed as if they were expressly incorporated in this Deed with any appropriate modifications.

6	Further Documents

6.1	Delivery of further documents

Subject to the Borrowers paying to the Creditor Parties all expenses incurred by the Creditor Parties in connection with this Deed in accordance with clause 20 (fees and expenses) of the Loan Agreement, the Security Trustee shall promptly after execution and delivery of this Deed deliver:

(a)	to the Collateral Owner:

(i)	evidence that each Collateral Mortgage has been discharged;

(ii)	executed notice of reassignment of Insurances relating to each Collateral Ship in the form set out in Parts A of Schedule 2; and

(b)	to the Collateral Charterer, executed notices of reassignment of the rights and interests of each Collateral Owner under the Charter relative to the Collateral Ship in the form set out in Part B of Schedule 2.

7	Supplemental

7.1	Counterparts

This Deed may be executed in any number of counterparts.

26

7.2	Third party rights

A person who is not a party to this Deed, or who is not expressed to be a beneficiary of the terms of this Deed, has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

8	Law and Jurisdiction

8.1	Governing law

This Deed shall be governed by and construed in accordance with English law.

8.2	Incorporation of Loan Agreement provisions

The provisions of clause 31 (law and jurisdiction) of the Loan Agreement shall apply to this Deed as if they were expressly incorporated in this Agreement with any necessary modifications.

THIS DEED has been executed by or on behalf of the parties and has, on the date stated at the beginning of this Deed, been delivered as a Deed.

27

Schedule 1

Lenders

Lender	Lending Office
ABN AMRO Bank N.V.	93 Coolsingel
3012 AE
Rotterdam
The Netherlands

HSH Nordbank AG	Gerhart-Hauptmann-Platz 50
D-20095 Hamburg
Germany

ITF International Transport Finance Suisse AG	Wasserwerkstrasse 12
CH-8006
Zurich
Switzerland

28

Schedule 2

Forms of Notices of Reassignment

PART A

NOTICE OF REASSIGNMENT OF INSURANCES

m.v. "[BOX CHINA][BOX HONG KONG]" (the "Ship")

We, ABN AMRO BANK N.V., the assignee of all rights and interest of every kind of [ROSETTA NAVIGATION CORP. LIMITED][TRITON SHIPPING LIMITED] (the "Assignor") to, in or in connection with all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association (the "Insurances") in respect of the Ship pursuant to a second priority assignment dated 25 June 2015 (the "Assignment") GIVE NOTICE that we have reassigned to the Assignor all of our rights and interest of every kind to, in or in connection with the Insurances under the Assignment and, with effect from the date of this notice, we have no further interest in or claim over the Insurances.

for and on behalf of
ABN AMRO BANK N.V.

29

PART B

NOTICE OF REASSIGNMENT OF CHARTER

m.v. "[BOX CHINA][BOX HONG KONG]" (the "Ship")

We, ABN AMRO BANK N.V., the assignee of all rights and interest of every kind of [ROSETTA NAVIGATION CORP. LIMITED][TRITON SHIPPING LIMITED] (the "Assignor") under a time charter as evidenced by a recapitulation email dated 2 June 2015 with MSC - Mediterranean Shipping Company S.A. as charterer in respect of the Ship (the "Charter") give notice that by a deed of release and reassignment dated July 2016, we hereby reassign to the Assignor all rights to receive moneys payable to it under the Charter and all the Assignor's other rights which were assigned to us pursuant to a second priority assignment dated [10 July 2015][30 June 2015].

for and on behalf of
ABN AMRO BANK N.V.

30

Execution Pages

BORROWERS

EXECUTED as a DEED	)
by POLYARISTI NAVIGATION CO.	)
acting by	)
in the presence of:	)

EXECUTED as a DEED	)
by EFPLOIAS SHIPPING CO.	)
acting by	)
in the presence of:	)

EXECUTED as a DEED	)
by AMORITA DEVELOPMENT INC.	)
acting by	)
in the presence of:	)

CORPORATE GUARANTOR

EXECUTED as a DEED	)
by BOX SHIPS INC.	)
acting by	)
in the presence of:	)

COLLATERAL OWNERS

EXECUTED AND DELIVERED as a DEED	)
by ROSETTA NAVIGATION CORP. LIMITED	)
acting by	)
in the presence of:	)

EXECUTED AND DELIVERED as a DEED	)
by TRITON SHIPPING LIMITED	)
acting by	)
in the presence of:	)

LENDERS

EXECUTED as a DEED	)
by ABN AMRO BANK N.V.	)
acting by	)
its duly authorised attorney-in-fact	)
in the presence of:	)

EXECUTED as a DEED	)
by HSH NORDBANK AG	)
acting by	)
its duly authorised attorney-in-fact	)
in the presence of:	)

EXECUTED as a DEED	)
by ITF INTERNATIONAL TRANSPORT	)
FINANCE SUISSE AG	)
acting by	)
its duly authorised attorney-in-fact	)
in the presence of:	)

AGENT

EXECUTED as a DEED	)
by ABN AMRO BANK N.V.	)
acting by	)
its duly authorised attorney-in-fact	)
in the presence of:	)

31

SECURITY TRUSTEE

EXECUTED as a DEED	)
by ABN AMRO BANK N.V.	)
acting by	)
its duly authorised attorney-in-fact	)
in the presence of:	)

UNDERWRITER

EXECUTED as a DEED	)
by ABN AMRO BANK N.V.	)
acting by	)
its duly authorised attorney-in-fact	)
in the presence of:	)

SWAP BANKS

EXECUTED as a DEED	)
by ABN AMRO BANK N.V.	)
acting by	)
its duly authorised attorney-in-fact	)
in the presence of:	)

EXECUTED as a DEED	)
by HSH NORDBANK AG	)
acting by	)
its duly authorised attorney-in-fact	)
in the presence of:	)

32

COUNTERSIGNED this 12th day of July 2016 for and on behalf of the below company which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this Third Supplemental Agreement, that it agrees in all respects to the same and that the Finance Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement, the other Finance Documents and the Master Agreements (each as amended and supplemented by this Third Supplemental Agreement).

for and on behalf of
ALLSEAS MARINE S.A.

33